Exhibit 1


                          CERTAIN INFORMATION REGARDING
       THE DIRECTORS AND EXECUTIVE OFFICERS OF FREQUENCY ELECTRONICS, INC.


            The following table sets forth the name, business address and principal occupation of the directors and executive officers of Frequency Electronics, Inc. ("Frequency").


DIRECTORS


       NAME AND BUSINESS ADDRESS                  PRINCIPAL OCCUPATION

Joseph P. Franklin                       Chairman of the Board, Frequency
55 Charles Lindbergh Blvd.
Mitchel Field, NY  11553

Martin B. Bloch                          President and Chief Executive Officer,
55 Charles Lindbergh Blvd.               Frequency
Mitchel Field, NY  11553

Joel Girsky                              President, Jaco Electronics, Inc.
c/o Jaco Electronics, Inc.
145 Oser Avenue
Hauppauge, NY  11788

John C. Ho                               Director and Consultant to Frequency
55 Charles Lindbergh Blvd.
Mitchel Field, NY  11553

E. Donald Shapiro                        Joseph Solomon Distinguished Professor
New York Law School                      of Law, New York Law School
57 Worth Street
New York, NY  10013-2960

Marvin Meirs                             Director and Consultant to Frequency
55 Charles Lindbergh Blvd.
Mitchel Field, NY  11553

S. Robert Foley, Jr.                     Senior Advisor, Raytheon Company
c/o Raytheon Company
141 Spring Street
Lexington, MA  02421



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EXECUTIVE OFFICERS


       NAME AND BUSINESS ADDRESS                  PRINCIPAL OCCUPATION

Joseph P. Franklin                       Chairman of the Board of Directors
55 Charles Lindbergh Blvd.
Mitchel Field, NY  11553

Martin B. Bloch                          President, Chief Executive Officer and
55 Charles Lindbergh Blvd.               Director
Mitchel Field, NY  11553

Markus Hechler                           Executive Vice President and Assistant
55 Charles Lindbergh Blvd.               Secretary
Mitchel Field, NY  11553

Alfred Vulcan                            Vice President, Systems Engineering
55 Charles Lindbergh Blvd.
Mitchel Field, NY  11553

Charles S. Stone                         Vice President, Low Noise Development
55 Charles Lindbergh Blvd.
Mitchel Field, NY  11553

Leonard Martire                          Vice President, Space Systems and
55 Charles Lindbergh Blvd.               Business Development
Mitchel Field, NY  11553

Thomas McClelland                        Vice President, Commercial Products
55 Charles Lindbergh Blvd.
Mitchel Field, NY  11553

Alan Miller                              Treasurer and Chief Financial Officer
55 Charles Lindbergh Blvd.
Mitchel Field, NY  11553

Harry Newman                             Secretary and Assistant to the
55 Charles Lindbergh Blvd.               Executive Vice President
Mitchel Field, NY  11553



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            None of the persons identified in this Exhibit 1:

      (i) during the last five years, has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors);

      (ii) during the last five years, has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, Federal or State securities laws or finding any violation with respect to such laws;

      (iii) is presently the beneficial owner of any shares of the common stock of Datum Inc.;

      (iv) has effected any transactions in the common stock of Datum Inc. during the last 60 days;

      (v) other than Frequency, knows of any person who has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities; or

      (vi) is a party to any contract, arrangement, understanding or relationship (legal or otherwise) with any person with respect to any securities of Datum Inc.